Exhibit 99.1

Press contact:                                                                                                Investor contact:
Colleen Nichols                                                                                              Kelly Blough
SonicWALL, Inc.                                                                                           SonicWALL, Inc.
+1 (408) 962-6131                                                                                           + 1 (408) 962-6329
cnichols@sonicwall.com                                                                              kblough@sonicwall.com

SONICWALL APPOINTS CLARK MASTERS TO BOARD OF DIRECTORS

SUNNYVALE, CALIF. –December 19, 2007 – SonicWALL, Inc. (NASDAQ: SNWL), a leading secure network infrastructure company, announced that on December 18, 2007 Clark Masters was appointed to serve on its Board of Directors.

Masters, President and CEO of Astute Networks, a provider of high performance networked storage solutions, brings to SonicWALL three decades of technology industry experience.  Prior to joining Astute Networks, Masters was chairman and president of Sun Microsystems Federal, Inc., a wholly-owned subsidiary of Sun Microsystems, Inc. and executive vice president of Global Industry Sales.

“Clark is a welcome addition to our board of directors,” said John Shoemaker, Chairman of the Board.  “Clark brings a unique combination of technical expertise and strong leadership skills and we look forward to him providing great value to SonicWALL.”

About SonicWALL, Inc.
SonicWALL is committed to improving the performance and productivity of businesses of all sizes by engineering the cost and complexity out of running a secure network. Over one million SonicWALL appliances have been shipped through its global network of ten thousand channel partners to keep tens of millions of worldwide business computer users safe and in control of their data. SonicWALL’s award-winning solutions include network security, secure remote access, content security, backup and recovery, and policy and management technology. For more information, visit the company web site at http://www.sonicwall.com/.

NOTE: SonicWALL is a registered trademark of SonicWALL, Inc. Other product and company names mentioned herein may be trademarks and/or registered trademarks of their respective companies.